Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1 – Name and Address of Company:

Elemental Altus Royalties Corp. (the “Company” or “Elemental Altus”)

1020 - 800 West Pender

Vancouver, BC V6C 2V6

Item 2 - Date of Material Change:

September 16, 2025

Item 3 – News Release:

A news release in connection with the material change was issued on September 16, 2025, through Newsfile Corp. and filed under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Item 4 – Summary of Material Change:

On September 16, 2025, the Company announced that it implemented a share consolidation of the issued and outstanding common shares of the Company (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every ten (10) pre-consolidation Common Shares of the Company (the “Consolidation”). No fractional Common Shares were issued in connection with the Consolidation. The Consolidation was approved by the Company’s shareholders at the Company’s annual general and special meeting on July 29, 2025.

Item 5 – Full Description of Material Change:

5.1	Full Description of Material Change

The Consolidation was approved by the Company’s shareholders at the annual general and special meeting of shareholders held on July 29, 2025, with 99.48% of votes cast in favour of approving the Consolidation.

The Consolidation became effective on September 16, 2025. The new CUSIP number assigned to the Common Shares is 28619K208 and the new ISIN number is CA28619K2083. The Company’s name and trading symbol remain unchanged following the Consolidation.

No fractional shares were issued as a result of the Consolidation. Any fractional shares equal to or greater than one-half resulting from the Consolidation have been rounded up to the nearest whole number, otherwise, the fractional share has been cancelled.

The Consolidation did not affect the rights of the Company’s shareholders. A letter of transmittal from the Company’s transfer agent, Computershare Investor Services Inc., has been sent to registered shareholders holding physical share certificates. The letter of transmittal contains instructions on how registered shareholders can exchange their physical share certificates representing pre-Consolidation Common Shares for direct registration advices representing post-Consolidation Common Shares. Until surrendered, each physical certificate will represent the number of whole post-Consolidation Common Shares to which the holder is entitled as a result of the Consolidation. Shareholders who hold their Common Shares in brokerages accounts are not required to take action to effect an exchange of their pre-Consolidation Common Shares for post-Consolidation Common Shares.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6 – Reliance on subsection 7.1(2) of National Instrument 51-102:

Not applicable.

Item 7 - Omitted Information:

Not applicable.

Item 8 – Executive Officer:

Frederick Bell

Chief Executive Officer

+44 (0) 7554 872 794

Item 9 – Date of Report:

September 16, 2025

Cautionary note regarding forward-looking statements

This material change report contains certain “forward looking statements” and certain “forward- looking information” as defined under applicable Canadian securities laws. Forward-looking statements and information can generally be identified by the use of forward-looking terminology such as “may”, “will”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “plans” or similar terminology (including negative and grammatical variations). Forward-looking statements and information include statements with respect to the Consolidation. Forward-looking statements and information are based on forecasts of future plans, estimates of amounts not yet determinable and assumptions that, while believed by management to be reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of Elemental to control or predict, that may cause Elemental’s actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein, including but not limited to the impact of general business and economic conditions, the access by Elemental to additional royalties, including risks related to international operations, government relations and environmental regulation and competition; the inherent risks involved in the exploration and development of mineral properties; the potential for delays in exploration or development activities or in deploying capital; unanticipated costs and expenses; uncertainties relating to the availability and costs of financing needed in the future; the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations; currency fluctuations; regulatory restrictions, including environmental regulatory restrictions; liability and other related risks and uncertainties. Elemental undertakes no obligation to update forward-looking statements and information except as required by applicable law. Such forward-looking statements and information represents management’s best judgment based on information currently available. No forward-looking statement or information can be guaranteed, and actual future results may vary materially. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information.